Exhibit 99.1

May 6, 2024

Assure Reminds Stockholders To Vote For The Proposed Increase in Authorized Shares

-- Of the Votes Received to Date, More than 95% Are Voting in Favor of the Increase

-- More Votes Are Needed to Reach 50% of the Outstanding Shares Required for the Increase

-- Every Vote Is Important to Avoid Delay in Completion of the Increase

DENVER, May 6, 2024 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (NASDAQ: IONM), a provider of intraoperative neuromonitoring (“IONM”) and remote neurology services, would like to thank its stockholders for their support of Proposal 1 – To approve the amendment of the Company’s Articles of Incorporation, to increase the number of authorized shares (the “Authorized Share Increase”) in the Company’s common shares from 9,000,000 to 250,000,000, and remind those stockholders that have not yet voted to vote without delay "FOR" Proposal 1 and the other proposals in the Company's proxy statement for the special meeting of its stockholders to be held on May 14, 2024 at 2:00 p.m. Pacific Time.

"The overwhelming majority of Assure stockholders who have submitted their votes have voted in favor of Proposal 1. However, more votes are needed to meet the required threshold for the proposal to pass," stated John Farlinger, Chief Executive Officer and Chairman of Assure.

"Assure has thousands of stockholders and many of them hold relatively small positions. For the proposals to pass, it is necessary also for stockholders with smaller positions to submit their votes in favor of the proposals. Larger stockholders cannot carry this forward alone," continued Mr. Farlinger. "I encourage everyone who owned Assure shares on April 11th, the record date for this meeting, to exercise their right to vote and help make this critical increase in capital a reality.”

Assure stockholders should note that the authorized shares proposal (Proposal 1) must be approved by greater than 50% of the shareholders for the proposal to pass. Failure to vote or an abstention from voting will have the same effect as a vote "AGAINST" the increase proposal. All stockholders are asked to vote "FOR" all proposals now. If you previously voted against any of these proposals and would now like to change your vote, you can do so by contacting Assure's proxy solicitor.

THE INCREASE IN CAPITAL CANNOT BE OBTAINED UNLESS

THE PROPOSAL IS APPROVED.

Assure stockholders – Please vote TODAY!

How to Vote

Assure stockholders as of the close of business on April 11, 2024, are entitled to vote at the special meeting and have received copies of the Company's proxy statement/prospectus/ information statement dated April 16, 2024. If you are a Assure stockholder and you have questions or require assistance in submitting your proxy or voting your shares, please contact Assure's proxy solicitor:

ADVANTAGE PROXY, INC.

Toll Free: 1-877-870-8565

Collect: 1-206-870-8565

Email: ksmith@advantageproxy.com

In addition, Assure's proxy solicitor may contact stockholders on behalf of the Company. If you are a Assure stockholder and you have not yet voted, please anticipate, and answer these incoming calls and messages.

About Assure Holdings

Assure Holdings Corp. is a best-in-class provider of outsourced intraoperative neuromonitoring and remote neurology services. The Company delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive procedures that place the nervous system at risk including neurosurgery, spine, cardiovascular, orthopedic and ear, nose, and throat surgeries. Assure employs highly trained technologists that provide a direct point of contact in the operating room. Physicians employed through Assure subsidiaries simultaneously monitor the functional integrity of patients’ neural structures throughout the procedure communicating in real-time with the surgeon and technologist. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and a positive patient experience. For more information, visit the company’s website at www.assureneuromonitoring.com.

Additional Information and Where to Find It

In connection with the Authorized Share Increase and the special meeting of stockholders of Assure, Assure has filed a definitive proxy statement on Schedule 14A with the the United States Securities and Exchange Commission, or the SEC, on April 16, 2024, as amended on April 24, 2024. This communication is not a substitute for the definitive proxy statement for the special meeting. Investors and securityholders may obtain free copies of the definitive proxy statement on Assure’s website at www.assureneuromonitoring.com, on the SEC’s website at www.sec.gov or by directing a request to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com,

This communication may be deemed to be solicitation material with respect to the proposed transactions between Assure and Danam Health Inc. In connection with the proposed transaction, Assure has filed relevant materials with the SEC, including a registration statement on Form S-4, filed with the SEC on May 3, 2024,that contains a prospectus and a proxy statement. Assure will mail the proxy statement/prospectus to the Assure and Danam stockholders, and the securities may not be sold or exchanged until the registration statement becomes effective.

Investors and securityholders of Assure and Danam are urged to read these materials when they become available because they will contain important information about Assure, Danam and the proposed transactions. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Assure may file with the SEC or send to securityholders in connection with the proposed transactions. Investors and securityholders may obtain free copies of the documents filed with the SEC, once available, on Assure’s website at www.assureneuromonitoring.com, on the SEC’s website at www.sec.gov or by directing a request to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Each of Assure and Danam and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Assure in connection with the proposed transaction. Information about the executive officers and directors of Assure are set forth in Assure’s Definitive Proxy Statement on Schedule 14A relating to the 2023 Annual Meeting of Stockholders of Assure, filed with the SEC on December 5, 2023 and in Assure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024. Other information regarding the interests of such individuals, who may be deemed to be participants in the solicitation of proxies for the stockholders of Assure are set forth in the proxy statement/prospectus, which is included in Assure’s registration statement on Form S-4 filed with the SEC on May 3, 2024. You may obtain free copies of these documents as described above.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements based upon the current expectations of Assure and Danam. Forward-looking statements involve risks and uncertainties and include, but are not limited to, statements about the structure, timing and completion of the proposed transactions; the listing of the combined company on Nasdaq after the closing of the proposed merger; expectations regarding the ownership structure of the combined company after the closing of the proposed merger; the expected executive officers and directors of the combined company; the expected cash position of each of Assure and Danam and the combined company at the closing of the proposed merger; the future operations of the combined company; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to timely obtain stockholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Assure and Danam to consummate the proposed merger, as applicable; (iii) risks related to Assure’s ability to manage its operating expenses and its expenses associated with the proposed transactions pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transactions; (v) the risk that as a result of adjustments to the exchange ratio, Assure stockholders and Danam stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Assure’s common stock; (vii) unexpected costs, charges or expenses resulting from either or both of the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its business plan; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transactions, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Assure’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, and in other filings that Assure makes and will make with the SEC in connection with the proposed transaction, including the proxy statement/prospectus described under “Additional Information and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Except as required by law, Assure expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts

Brett Maas, Managing Principal

Hayden IR

ionm@haydenir.com

(646) 536-7331

Released May 6, 2024